CAMBIOR INC.

CERTIFIED EXTRACT of a resolution adopted by the board of directors of Cambior Inc. ("Company") at a meeting duly called and held in Montreal, Province of Quebec, on March 5, 1987.

On motion duly made and seconded, it is unanimously resolved that the following by-law be enacted, said by-law repealing and substituting the general by-laws previously adopted by the Company.

BY-LAW NO. 17

General by-law relating to the regulation of the affairs of the Company.

Definition and interpretation

1. In this by-law and in all other by-laws of the Company, unless the context otherwise requires:

(a) "Act" means the Companies Act (Revised Statutes of Quebec 1977, chapter C-38), as amended and any legislation which might be substituted therefore; in the event of amendment or substitution any reference contained in the bylaws of the Company shall be interpreted as a reference to the provisions of the Act as modified or substituted;

(b) "articles" means articles of continuation of the Company as well as all amendments which might be made subsequently;

(c) "by-laws" means this by-law as well as all other by-laws of the Company in force at the appropriate time;

(d) terms used only in singular include plural and vice versa; those used in the masculine gender include the feminine and vice versa; terms designating natural persons designate also legal persons, partnerships, companies, unions, trusts and any other group of natural persons or legal persons;

(e) headings of this by-law appear only to facilitate the consultation and should not be considered in the interpretation of the provisions of the by-law and such headings shall not be deemed to amend or explain the scope or the meaning of the said expressions or provisions;

(f) subject to the foregoing, definitions provided for in the Act apply to the by-law.

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Company's office

2. Company's office. The head office of the Company is located in the judicial district mentioned in its articles.

The Company may open offices at any location determined by resolution of the board of directors.

Shareholders

3. Annual meeting. Subject to the provisions of applicable legislation, the annual meeting of the shareholders of the Company shall be held at such place, date and time as the board of directors may from time to time determine.

4. Special general meetings. In addition to the provisions of applicable legislation governing the calling of special general meetings, special general meetings of shareholders may be called at any time by order of the chairman or the president and chief executive officer or, in their absence, by order of any member of the executive committee of the Company.

Special general meetings of shareholders shall be held at such place, date and time as determined by the board of directors or at any other place where all shareholders of the Company entitled to vote at such meeting are present in person or represented by proxy.

5. Notice of meeting. A notice specifying the place, date, time and the object of any meeting of shareholders shall be given to all shareholders entitled to receive such notice or sent to them by mail in a prepaid envelope; such notice shall be sent to them at their last known address and sent not less than 21 days and not more than 50 before the date fixed for the meeting.

In the event of a joint holding of a share, any notice of meeting is addressed to the person first mentioned in the books as one of the holders; a notice so given shall be sufficient notice to all the joint holders.

Irregularities in the notice or in the giving thereof as well as the accidental omission to give notice of meeting to a shareholder, or the non-receipt of any notice by any of the shareholders, shall not invalidate any resolution adopted, any action made or any step taken at such meeting.

6. Quorum, voting and adjournment. Two persons representing personally or by proxy 25% of the outstanding shares of the capital stock of the Company carrying voting rights at the meeting constitute a quorum necessary for the transaction of business at any meeting of shareholders.

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Subject to appropriate provisions of applicable legislation and articles of incorporation and any other by-law of the Company, all matters submitted to a meeting of shareholders shall be decided by a majority vote which decision shall be binding upon all shareholders.

Should a quorum not be present, the shareholders present at the meeting and entitled to be counted for the purpose of forming a quorum shall have power to adjourn any meeting of shareholders from time to time and from a place to another, without any other notice than an announcement at the meeting and this, until a quorum is present. Any business which could have been transacted at a meeting before its adjournment may be transacted at the adjournment provided that a quorum is present.

7. Right to vote and proxy. Voting may be done either personally or by proxy.

At any meeting of the shareholders, each shareholder present at such meeting and entitled to vote thereat shall have on a show of hands one vote and, upon a poll, each shareholder entitled to vote thereat, present or represented by proxy, shall be entitled to one vote for each share carrying voting rights at such meeting and registered in his name on the books of the Company at the time of the meeting or, if it was determined, the record date (i.e. date upon which the books of the Company were closed). Before or immediately after the result of show of hands is declared, any shareholder or proxyholder may demand a poll.

In the case of joint holding of a share, the vote given by the holder who votes, personally or by a proxy and whose name stands first on the books of the Company, will be accepted therefore excluding the votes of any or all other joint holders.

8. Chairman of the meeting. The chairman of the board of directors or, in his absence, the vice chairman of the board of directors or in his absence, the president and chief executive officer or, in his absence, any member of the executive committee chosen by a majority of the members of the board of directors shall preside at any meeting of shareholders. If the person designated to preside at any meeting of shareholders is absent or withdraws, the persons present may choose among them any one to perform the duties of the chairman of the meeting.

9. Secretary of the meeting. At each meeting of the shareholders, the secretary or, in his absence, a person designated by the chairman of the meeting performs the duties of the secretary.

10. Scrutineers. The chairman of the meeting of shareholders may appoint one or more persons, which need not be shareholders, to act as scrutineers at such meeting.

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Directors

11. Number. Subject to subsequent amendments in conformity with appropriate provisions of the applicable legislation, the board of directors of the Company consists of not less than seven persons and not more than fifteen persons.

12. Election. The directors are elected at an annual meeting of shareholders. Such election is made by a show of hands unless a poll is demanded.

13. Vacancy. Notwithstanding any vacancy in the number of members of the board of directors, the directors then in office, if they are enough to constitute a quorum, may exercise all powers of the board. In the event of an increase in the number of directors within the maximum limit provided for in section 11 of this by-law, one or more vacancies, as the case may be, shall be deemed to have occurred and directors then in office, if quorum is present, may elect the new director(s); they will see to fill any office which became vacant due to death, resignation, invalidity or other reason.

14. Quorum. Directors may from time to time determine the quorum of any meeting of the board of directors but insofar as such quorum is not so determined, a simple majority of the directors in office shall constitute the quorum for the meetings of the board of directors.

15. Remuneration and fees. Directors' remuneration is the remuneration determined from time to time by resolution of the board of directors.

In addition to their remuneration, directors are entitled to be reimbursed of their travelling expenses to attend the meetings of the board of directors as well as any other disbursements incurred for the affairs of the Company.

16. Meeting of directors. Immediately after each annual meeting of shareholders, directors elected and then present shall meet together, without any prior notice, and, if a quorum is present, appoint the officers of the Company and transact any other business on the agenda.

Officers so appointed shall be a chairman of the board, a vice chairman of the board, a president and chief executive officer, a secretary and if they deem appropriate, one or more vice presidents, a treasurer, one or more assistant secretaries or one or more assistant treasurers.

The meetings of the board of directors may be called at any time by order of the chairman or the president and chief executive officer or by a majority of the members of the board of directors.

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17. Notice. A notice of any meeting of the board of directors specifying the place, date and time of such meeting, shall be sent to each of the directors at his residence or usual office, not less than four days before the date of the meeting. Such notice shall be sent by mail in a prepaid envelope or by telegram, telex or cable or given personally to the addressee.

In the event where the chairman, the president and chief executive officer or a majority of the board of directors considers it is urgent to call a meeting of the board of directors, such meeting may be called by giving a notice of not less than twelve hours to each of the directors by the means, which is the most appropriate in the circumstances and such notice shall be sufficient for the meeting so called.

Irregularities in the notice or in the giving thereof, as well as the accidental omission to give notice of the meeting to a director, or the non-receipt by any of the directors, shall not invalidate any resolution adopted, any action made or any step taken at such meeting.

18. Chairman of the meeting. The chairman of the board of directors shall preside at all meetings of the board of directors. In his absence, the meeting shall be presided by the vice chairman of the board of directors or, in his absence, by the president and chief executive officer. In their absence, any director chosen by a majority of the members of the board of directors shall preside at the meeting.

19. Voting. Questions submitted to the vote at any meeting of the board of directors shall be decided by a majority of the votes. In the event of a draw, the chairman of the meeting shall not have a second or casting vote.

20. Limits of liability. No director nor officer is liable for the act, negligence or default of a third party, including any director, officer or employee, nor for his participation to receipts or acts for compliance, nor for losses, damages or expenses incurred by the Company due to the deficiency or defect of any title with respect to an asset acquired by the Company or on its behalf, nor for the deficiency or defect of any security in which funds of the Company are invested, nor for losses or damages resulting from the bankruptcy, insolvency, delict, quasi-delict or a delictual act of a third party in whose hands funds, securities or other assets of the Company are deposited, nor for losses resulting from a misjudgment or a misunderstanding on his part, nor for other losses, damages or misfortunes arising from the performance of the duties of his office, except in case of negligence or wilful default on his part; however, nothing in this section discharges the directors or officers from their obligation to act in accordance with the binding provisions of the Act nor from their responsibilities resulting from such obligation.

21. Indemnification. Without derogating in any manner whatsoever from the binding provisions of the Act and without limiting them, but subject to the conditions contained therein, the Company shall indemnify its directors, its officers or their

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predecessors, the persons who upon its request, act as such for a legal person of which it is a shareholder or creditor (or all the persons who assume a responsibility on behalf of the Company or of such a legal person), as well as their heirs and agents, for any reasonable expenses, including amounts paid to settle a suit or execute a judgment, incurred during civil, criminal or administrative proceedings to which they were parties in such capacity (including, without limiting the generality of the foregoing, losses, liabilities, expenses and charges (including the amounts paid to settle a suit or execute a judgment) suffered in connection with proceedings for recovery of claims by employees or former employees of the Company or of such a legal person (including, without restriction, claims for wages, salaries and other remunerations or benefits) or in connection with claims based on the omission by the Company to deduct at source, to withhold, to remit or to pay amounts as taxes, assessments or other expenses of any nature whatsoever in accordance with the requirements of the Act):

(a) if they acted with integrity and in good faith in the best interests of the Company; and

(b) in the case of criminal or administrative proceedings resulting in the payment of a fine, if they had sufficient grounds to believe that their conduct was in compliance with the Act.

22. Insurance. Subject to the restrictions imposed by the Act, the Company may subscribe and maintain in effect insurance covering the liability of its directors and officers, acting as directors or officers, that the board of directors deems appropriate from time to time.

23. Meeting by telephone. Directors may take part in a meeting of the board of directors through means allowing all participants to verbally communicate with each other, namely by telephone. They are then deemed to have been present at the meeting.

24. Written resolution. Written resolutions, signed by all directors entitled to vote for such resolutions during meetings of the board, have the same effect as if they had been adopted during such meetings. Copy of these resolutions is kept with the minutes of the board's deliberations.

25. Executive committee. The board of directors may select, from among its members, an executive committee comprised of at least three directors; the executive committee shall always include the chairman of the board of directors and the president and chief executive officer. Each of the members of the executive committee shall hold office until the board of directors decides otherwise.

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The executive committee shall have and may exercise all the powers of the board of directors, subject only to the relevant provisions of the applicable laws and to the restrictions imposed from time to time by the board of directors.

The board of directors may adopt, from time to time, by-laws concerning the executive committee as to the calling and holding of its meetings and as to the procedures to be followed during such meetings.

26. Other committee. The board of directors may, from time to time, establish other committees in its discretion, the members of which shall be selected from among the members of the board of directors, and the number as well as the operating guidelines of which shall be determined by the board of directors during a meeting duly held.

Their mandate shall be determined by resolution of the board of directors, and none of the powers to be exercised by the board of directors under the laws or by-laws, shall be so delegated.

27. Power to distribute shares and to grant options. The shares of the Company are at all times under the control of the directors who may, by resolution, accept subscriptions therefore, allocate same, issue same, grant options for unissued shares of the Company and otherwise dispose of all or part of such shares to the directors, officers, employees, persons, firms, companies or corporations, subject to such terms and conditions and for such consideration, not contrary to the Act or the articles of the Company and at such times as the directors may determine.

28. Power to declare dividends. In compliance with provisions of the Act, the board of directors may, by resolution, declare dividends on the issued and outstanding shares of the capital of the Company, and cause payment therefore to be made by the Company at the time the board deems appropriate, by using the resources of the Company available for that purpose.

Any dividend not claimed for a five-year period following the date on which it was declared payable is expired and reverts to the Company.

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Borrowing powers

29. General borrowing powers. The directors may from time to time:

(a) borrow money upon the credit of the Company;

(b) limit or increase the amount to be borrowed;

(c) issue bonds, debentures or other securities of the Company and pledge same as security for such sums or sell same at such prices as may be deemed appropriate;

(d) notwithstanding provisions of the Civil Code, hypothecate, charge or pledge the currently owned or subsequently acquired moveable and immoveable property of the Company to secure payment of such bonds, debentures or other securities, or pledge part only of such assets for the same purposes; and hypothecate, charge or pledge as abovementioned by trust deed, in compliance with sections 28 and 29 of the Special Corporate Powers Act (R.S.Q. c. P-16) or in any other manner;

(e) hypothecate or pledge immoveable properties, or charge or otherwise encumber in any way the moveable properties of the Company or give any such type of security interests to secure the payment of the borrowings made in a form other than the issue of bonds or debentures, as well as the payment or performance of other debts, contracts and commitments of the Company.

The directors may delegate any or all of the foregoing powers to such officers or directors of the Company, to such extent and in such manner as the directors may determine.

Nothing herein contained shall limit or restrict the borrowing of money by the Company on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Company.

Capital stock

30. Share certificates. Certificates representing shares of the capital stock of the Company shall be in such form and of such content as shall be approved by the board of directors.

Such certificates shall bear the signature of any two of the following officers: the president and chief executive officer, the secretary, the treasurer or the assistant secretary of the Company. Each share certificate shall also be countersigned by the transfer agent or registrar in order to be valid.

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The signature of such persons may be engraved, lithographed or otherwise mechanically reproduced on such certificates.

31. Transfer of shares. The transfer of shares of the Company shall be made in accordance with the provisions of the Act and upon the terms and conditions that the board of directors may determine by resolution from time to time. The board of directors may designate one or more transfer agents to see to the transfer and registration of all shares of the capital stock of the Company in all places determined by the board of directors.

The board of directors may at any time remove the transfer agent from office and replace him by resolution of a meeting of the board of directors duly held.

32. Record date. The board of directors may fix in advance a date not more than 50 clear days preceding the date of any meeting of shareholders of the Company or the date fixed for the payment of any dividend or the date fixed for the allotment of rights as being the record date for the determination of the shareholders entitled to receive notice of any such meeting or adjournment thereof, to receive payment of any such dividend or to receive any such allotment of rights, in order that in such a case only shareholders of record at the close of business on the date so fixed shall be entitled to receive such notice and to vote at such meeting, to receive payment of such dividend or allotment of such rights, as the case may be, notwithstanding any transfer of shares on the books of the Company after such record date.

Financial year

33. Financial year. The financial year of the Company shall end on the 31st day of December in each year.

Negotiable instruments, contracts and legal declarations

34. Cheques, bills of exchange, etc. All cheques, bills of exchange, promissory notes and other negotiable instruments shall be signed by such person or officer as may be designated by the board of directors. Unless a resolution of the board of directors states the contrary, all endorsements of cheques, bills of exchange, promissory notes or other negotiable instruments, payable to the Company, shall be made for recovery and for deposit to the credit of the Company with a duly authorized bank or depositary. Such endorsements may be made by means of a rubber stamp or other devices.

35. Contracts, etc. Any and all acts, agreements, documents, contracts and other instruments in writing to be signed by the Company may be validly signed by the chairman of the board of directors, the president and chief executive officer, a vice president, the secretary or in the manner authorized by the board of directors and any and all deeds, agreements, documents, contracts and other instruments in

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writing so signed shall be binding upon the Company without any further authorization or formality.

36. Legal declarations. The chairman of the board of directors, the president and chief executive officer, any vice president, the secretary or any director shall be authorized to make, on behalf of the Company, any declaration on seizure by garnishment, before and after judgment, and to make answer to any interrogatories upon articulated facts and other procedures which may be necessary in connection with a dispute involving the Company; to make any petition for liquidation or winding up or any petition for bankruptcy against any debtor of the Company and to grant any proxy with respect thereto; to represent the Company at any meeting of creditors at which the Company has interests to preserve and to vote and make any decison at such meetings. However, the board of directors may at its discretion designate by resolution any other person in order to represent the Company for the purposes set forth above.